Exhibit 99.2

Important Notice Regarding the Availability of Materials for VF Corporation This communication presents only an overview of the more complete materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the materials. To view the Information Statement please go to www.proxydocs.com/VFC. Under United States Securities and Exchange Commission rules, materials do not have to be delivered in paper. Materials can be distributed by making them available on the Internet. We have chosen to use these procedures. If the you materials, want to you receive must a request paper or one. e-mail There copy is no of charge to you for requesting a copy. For a Convenient Way to VIEW Materials Go Online to: www.proxydocs.com/VFC Materials Available to View or Receive: 1. Information Statement Printed materials may be requested by one of the following methods: INTERNET TELEPHONE *E-MAIL www.investorelections.com/VFC (866) 648-8133 paper@investorelections.com * If requesting material by e-mail, please send You must use the 12 digit control number a blank e-mail with the 12 digit control number located in the shaded gray box below. (located below) in the subject line. No other requests, instructions or other inquiries should be included with your e-mail requesting material. CONTROL NO. Important Notice Regarding the Availability of Materials You are receiving this communication because you hold securities in V.F. Corporation (“VF”). VF has released informational materials regarding the spin-off of Kontoor Brands, Inc. (“Kontoor Brands”) and its consolidated subsidiaries from VF that are now available for your review. This notice provides instructions on how to access VF materials for informational purposes only. To effect the spin-off, VF will distribute on a pro rata basis to its stockholders all of the issued and outstanding shares of Kontoor Brands common stock held by it. Immediately following the distribution, which will be effective as of the date and time referenced in the Information Statement that Kontoor Brands has prepared in connection with the spin-off, Kontoor Brands will be an independent, publicly traded company. VF is not soliciting proxy or consent authority in connection with the spin-off. The materials consist of the Information Statement, plus any supplements, that Kontoor Brands has prepared in connection with the spin-off. You may view the materials online at www.proxydocs.com/VFC and easily request a paper or e-mail copy (see reverse side).